Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

COURSERA, INC.

Coursera, Inc. (formerly Dkandu, Inc.), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 7, 2011.

SECOND: That the Board of Directors duly adopted, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, resolutions setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”) declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders. The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

THIRD: The heading of the Restated Certificate is hereby amended to add “A PUBLIC BENEFIT CORPORATION” after “COURSERA, INC.”

FOURTH: Article III is hereby amended and restated in its entirety as follows:

“The Corporation shall be a public benefit corporation as contemplated by subchapter XV of the General Corporation Law of the State of Delaware (the “General Corporation Law”), as the same may be amended from time to time. Accordingly, it is intended that the business and operations of the Corporation create a material positive impact on society and the environment, taken as a whole. The general purpose of the corporation is to engage in any lawful act or activity for which corporations, including public benefit corporations, may be organized under the General Corporation Law. The specific public benefit purpose of the Corporation is to provide global access to flexible and affordable high quality education that supports personal development, career advancement, and economic opportunity.”

FIFTH: Except as modified hereby, the Restated Certificate shall remain in full force and effect.

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IN WITNESS WHEREOF, Coursera, Inc. has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this 1st day of February, 2021.

COURSERA, INC.

By:	/s/ Anne Tuttle Cappel
Anne Tuttle Cappel, Secretary